Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Nos. 333-263001, 333-253410, 333-236661, 333-229919, 333-223271, 333-216249, 333-210087 and 333-208098) on Form S-8 of Block, Inc. of our report dated September 6, 2021, relating to the consolidated financial statements of Afterpay Limited as of and for the years ended June 30, 2021, 2020 and 2019 appearing in Annex B to the Definitive Proxy Statement on Schedule 14A of Block, Inc. dated October 5, 2021, and which is incorporated by reference into this Current Report on Form 8-K/A of Block, Inc.

/s/ Ernst & Young

Melbourne, Australia

April 11, 2022